LEASE RENEWAL

THIS LEASE RENEWAL is made as of the 22nd day of April, 2005 between **VITAMIN REALTY ASSOCIATES, LLC** (the "LESSOR"), a New Jersey limited liability company, having an office at 225 Long Avenue, Hillside, New Jersey 07205, and **GLOWPOINT, INC.** (the 'LESSEE"), a Delaware corporation, having an address at 225 Long Avenue, Hillside, New Jersey 07205.

WITNESSETH

WHEREAS, pursuant to that certain Lease Agreement dated March 20, 1997 by and between LESSSOR and Wire One Technologies, Inc. (f/k/a All Communications, Inc.) the predecessor of LESSEE, LESSOR leased to Wire One Technologies, Inc. certain premises consisting of approximately 3,000 rentable square feet of warehouse space on the first floor of the building known as 225 Long Avenue, Hillside, New Jersey (the "Building"), and approximately 16,114 rentable square feet of office space on the second floor of the Building (collectively the "Demised Premises"); and

WHEREAS, pursuant to Amendment's numbered One through Six and dated December 7, 1999 through and including May 1, 2002; and

WHEREAS, LESSOR AND LESSEE have agreed to renew the Lease, on the terms and conditions hereinafter set forth; and

WHEREAS, all capitalized terms defined in the Lease and not otherwise defined herein shall have their respective meanings set forth in the lease.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree that the Lease is hereby extended as follows:

1. Section 1.1(ar) of the Lease is hereby amended to provide that the Termination Date shall be extended to April 30, 2007 and that the Basic Rent during such extended term shall be $218,200.08 per annum, payable monthly in installments of $18,183.34. LESSEE shall have the option to renew the lease for a rolling six-month period (the "Extension Period") commencing January 1, 2007 on the same terms and conditions prevailing under the lease at April 30, 2005. For example, if the LESSEE gives notice on January 1, 2007 that the LESSEE is not going to extend the lease then the expiration date of the lease would be June 30, 2007 but in no event would the lease expire prior to April 30, 2007 nor after December 31, 2007.

2. Effective as of May 1, 2005 Lessor shall lease to the Leasee approximately 3,000 rentable square feet of warehouse space on the first floor and 18,734

square feet of office space on the second floor (the additional 2,620 sq. feet to be known as "Additional Space."

3. LESSOR agrees to provide carpeting, appropriate air conditioning, electrical outlets, a cut-out between the new premises and the existing premises and painting where needed before Lessee takes procession of the Additional Space.
4. LESSEE'S Proportionate Share with respect to the Demised Premises shall be 13.7%.

5. LESSEE agrees that it has inspected the Demised Premises, and agrees to occupy same in its "AS IS" condition.

6. As hereby modified and amended, the Lease shall remain in full force and effect.

7. This Renewal and the other components of the Lease embody and constitute the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, representations and statement, oral or written, relating to the subject matter hereof are merged therein.

8. Neither this Renewal nor any provision contained herein may be amended, modified or extended except by an instrument signed by the party against whom enforcement of such amendment, modification or extension is sought.

9. This Renewal may be executed in counterparts, each of which shall be deemed a duplicate original hereof.

IN WITNESS WHEREOF, this Amendment has been executed by LESSOR AND LESSEE as of the day and year first above written.

VITAMIN REALTY ASSOCIATES, LLC

BY: ______________________

Name: Eric Friedman

Title: Member

Glowpoint, Inc.

By: ______________________

Name: GERARD E DORSEY

Title: EVP + CFO